U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Waveland International Ltd.
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   (Last)                           (First)             (Middle)

    227 West Monroe, Suite 4800
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                                    (Street)

     Chicago,            IL               60606
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     Highlands Insurance Group, Inc. (NYSE: HIC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


    November 2000
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [x]  Other (specify below)

                        Former 10% Owner
                 -----------------------------
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7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          11/03/00       S                 8,800     D      $9.0000
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Common Stock                          11/06/00       S                16,200     D      $9.0058
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Common Stock                          11/15/00       S               113,000     D      $9.1875    1,257,700     D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)

(Form 4-07/99)                                                Page 1 of 3

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:


WAVELAND INTERNATIONAL, LTD.


   /s/   David S. Richter, Director                         December 11, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

EDGARLink 7.0 (8/00) Ver. 3.1

                                 ATTACHMENT

        Pursuant to Rules 16a-1(a)(3) and 16a-3(j) of the Securities Exchange Act of 1934 and General Instruction 4(b)(v) of Form 4, the undersigned hereby execute this attachment as joint filers with respect to the foregoing Statement of Changes in Beneficial Ownership (Statement for November 2000 ) regarding certain Common Stock of Highlands Insurance Group, Inc. (NYSE: HIC):

        WAVELAND PARTNERS, L.P.
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606
        By: Waveland Capital Management, L.P.
              Its: General Partner
              By: Clincher Capital Corporation
                    Its: General Partner

                    By:  /s/ David S. Richter
                       -----------------------------
                         David S. Richter, President

        WAVELAND CAPITAL MANAGEMENT, L.P.
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606
        By: Clincher Capital Corporation
              Its: General Partner

              By: /s/ David S. Richter
                  ----------------------------
                   David S. Richter, President

        CLINCHER CAPITAL CORPORATION
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606

        By: /s/ David S. Richter
           --------------------------------
                David S. Richter, President


        WAVELAND CAPITAL MANAGEMENT, LLC
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606

        By: /s/ David S. Richter
            ---------------------------
              David S. Richter, Manager


        WAVELAND PARTNERS, LTD.
        227 West Monroe, Suite 4800
        Chicago, Illinois 60606

        By: /s/ David S. Richter
            ----------------------------
                David S. Richter, Director


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